UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  May 29, 2013

Verde Resources, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-170935	27-2448672
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

905 Ventura Way, Mill Valley, CA	94941
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     (415) 251-8715

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On May 29, 2013, the Company entered into an Escrow Agreement (the “Agreement”) with Gold Billion Global Limited.  Under the terms of the Agreement, the Company will issue 10,000,000 shares of common stock (the “Shares”).  The Shares are to be held in escrow pending the transfer of an interest in a gold mine and the deposit of cash into the Company.  The Shares will have no voting rights while in escrow.

On June 13, 2013, the Company acquired a 10% interest in the mining right in Merapoh Gold Mine, located in the Lipis District of the State of Pahang, Malaysia. The Company intends to seek the additional 90% buy-in rights and mine operation participation.  Though currently under small scale production, the Company believes that the Merapoh mine has potential resources and intends to seek additional capital to develop the mine’s full potential.

In addition to Merapoh’s alluvial gold resources, geological mapping and initial drilling have shown possible lode gold mineralization. The Company intends to pursue further exploration to increase its overall gold resources.

As of the date of this report, the Company has not yet received cash and the Shares continue to be held in escrow.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERDE RESOURCES, INC.

/s/ Stephen Spalding
Stephen Spalding
President, CFO, and Director

Date: June 17, 2013